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                                 EXHIBIT 10.8
                                 ------------
                              AMENDMENT AGREEMENT
                              -------------------

    AGREEMENT, made as of the day of , 1996, by and between FAY'S INCORPORATED, a New York corporation having its principal executive offices located at 7245 Henry Clay Boulevard, Liverpool, New York 13088 (the "Company) and , residing at (the "Executive").

WITNESSETH:
WHEREAS, the Company and the Executive entered into an Agreement dated December 29, 1995 relating to the Executive's employment with the Company (the "Agreement"); and
WHEREAS, the Company and the Executive desire to amend the Agreement.
NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained, the Company and the Executive agree as follows:
1. Paragraph 4(b) of the Agreement is hereby deleted in its entirety.
2. Paragraph 5(b) of the Agreement is hereby amended to read in full as follows:

    "(b) This Agreement shall terminate automatically upon the death of the Executive if such death occurs prior to the Executive having a right to receive severance benefits pursuant to Paragraph 6 (see also Paragraph 21(c) hereof)."

    3. Paragraphs 6(a) and 6(b) of the Agreement are hereby amended to read in full as follows:

    "(a) If the Company shall terminate the Executive's employment without Cause, or the Executive shall terminate his employment for Good Reason prior to a Change in Control, the Company shall pay the Executive a severance benefit equal to the Executive's base annual salary at the time of termination of employment, plus the highest annual bonus paid to the Executive in respect of the three (3) most recent fiscal years. Said severance benefit shall be payable in fifty-two (52) equal weekly installments, commencing within two (2) weeks of the Executive's termination of employment.

    (b) If, following a Change in Control, the Company shall terminate the Executive's employment without Cause, or the Executive shall terminate his employment for Good Reason, the Company shall pay the Executive a severance benefit equal to two (2) times the Executive's base annual salary at the time of termination of employment, plus two (2) times the highest annual bonus paid to the Executive in respect of the three (3) most recent fiscal years. Said severance benefit shall be payable, at the Executive's option, in either (i) one lump sum within two (2) weeks of the Executive's termination of employment, or
(ii) in one hundred four (104) equal
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weekly installments, commencing within two (2) weeks of the  Executive's termination of employment."

    4. Paragraph 8 of the Agreement is hereby amended to add Paragraph 8(c) to read in full as follows:

    "(c) At the expiration of the period during which benefits are being provided the Executive pursuant to Paragraph 8(a) or Paragraph 8(b), the Executive shall be treated as a then terminating employee of the Company or successor company with respect to the right to elect continued medical, dental and prescription drug coverages in accordance with Section 4980B of the Internal Revenue Code or any successor provision thereto and with respect to any similar welfare benefit continuation rights."

5. The last paragraph of Paragraph 10 of the Agreement is hereby deleted in its entirety.
6. Paragraph 16 of the Agreement is hereby deleted in its entirety and the following substituted in its stead:

    "16. GROSS-UP PAYMENT. If following a Change in Control  any amounts paid to
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the Executive under this Agreement will be  subject to the tax imposed by
Section 4999 of the Internal Revenue Code (the "Excise Tax"), the Company shall pay to the Executive upon the Executive's termination of employment with the Company an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive (after taking into account any Excise Tax and all federal, state and local income taxes imposed upon the payment provided by this Paragraph) shall be equal to all amounts due Executive under the terms of this Agreement. For purposes of determining whether any payments will be subject to the Excise Tax and the amount of such Excise Tax, the amount of taxes payable in respect of the payments due the Executive under this Paragraph shall be determined by the Executive's tax counsel in a written opinion delivered to the Company. Said tax counsel shall consider all payments or benefits to be received by the Executive in connection with a Change in Control of the Company as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(l) shall be treated as subject to the Excise Tax, unless in the opinion of such tax counsel such other payments or benefits do not constitute parachute payments, or such excess parachute payments represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal and state income taxes at the highest marginal rate of taxation in the calendar year in which the Gross-Up Payment is to be made. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of the Executive's employment, the Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction. In the event

                                      (2)
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that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of the Executive's employment, the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined."

    7. Paragraph 21(c) of the Agreement is hereby amended to read in full as follows:

    "(c) No right or interest to or in any payments due under this Agreement shall be assignable by the Executive; provided, however, that this Agreement shall inure to the benefit of and be enforceable by the Executive's personal and legal representatives, executors, administrators and heirs. If the Executive should die subsequent to the Executive having a right to receive severance benefits pursuant to Paragraph 6 hereof, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee or, if there be no such designee, to the Executive's estate."

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                  FAY'S INCORPORATED
(Corporate Seal)



        Witness                   BY:
                                                          , Executive
                                                          Witness
                                                          (3)